UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 27, 2007

Volcano Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-52045 (Commission File Number)	33-0928885 (I.R.S. Employer Identification No.)

2870 Kilgore Road Rancho Cordova, California (Address of principal executive offices)	95670 (Zip Code)
(800) 228-4728
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On November 27, 2007, James C. Blair, Ph.D. submitted his resignation from the Board of Directors (the “Board”) of Volcano Corporation (the “Company”), which such resignation is effective as of the close of business on December 3, 2007. Dr. Blair served in the class of directors whose term of office expires at the Company’s 2010 Annual Meeting of Stockholders. Dr. Blair’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
     (d) Effective immediately upon Dr. Blair’s resignation from the Board, the Board elected Alexis V. Lukianov to the Board, to serve in the class of directors whose term of office expires at the Company’s 2010 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Lukianov’s election was recommended to the Board by the Corporate Governance Committee of the Board. Mr. Lukianov was also named as a member of the Compensation Committee of the Board, effective immediately upon his election to the Board.
     In accordance with the Company’s Director Compensation Policy, as amended, the Board granted to Mr. Lukianov under the Company’s 2005 Equity Compensation Plan (the “2005 Plan”) (i) a nonstatutory stock option to purchase 20,000 shares of the Company’s common stock (the “Initial Grant”) and (ii) a nonstatutory stock option to purchase 4,666 shares of the Company’s common stock (the “Prorated Annual Grant”), which such grants are effective as of December 3, 2007 (the “Grant Date”). Each of the Initial Grant and the Prorated Annual Grant was granted with an exercise price equal to the fair market value of the Company’s common stock on the Grant Date. The Initial Grant vests as to 1/48th of the shares subject to the option per month and the Prorated Annual Grant vests as to 1/7th of the shares subject to the option per month; provided, however, that in each case, all vesting will cease if Mr. Lukianov resigns from the Board or otherwise ceases to serve as director, unless the Board determines that the circumstances warrant continuation of vesting. Notwithstanding the foregoing, each of the Initial Grant and the Prorated Annual Grant will fully vest immediately if there is a Change in Control (as defined in the 2005 Plan) and Mr. Lukianov will cease to serve as a director of the Company (or as a director of the successor corporation) as a result of such Change in Control.
     Pursuant to the Company’s Director Compensation Policy, Mr. Lukianov will be eligible to receive an annual retainer fee of up to $30,000 and will be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at and participation in Board meetings. In addition, Mr. Lukianov will be eligible to receive an annual retainer fee of up to $3,000 for serving as a member of the Compensation Committee of the Board.
     The Company also entered into a standard form of indemnity agreement with Mr. Lukianov (the “Indemnity Agreement”). The Indemnity Agreement provides, among other things, that the Company will indemnify Mr. Lukianov, under the circumstances and to the extent provided for therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as a director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.
     The Company’s standard form of indemnity agreement was previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-132678), as amended, as filed on March 24, 2006, and is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcano Corporation
By:	/s/ John T. Dahldorf
John T. Dahldorf
Chief Financial Officer
Date: December 3, 2007